Exhibit 10.2

AMENDMENT NO. 1 TO THAT CERTAIN
DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT NO. 1, dated as of December 4, 2013 (the “Amendment”), to that certain AGREEMENT dated as of November 26, 2013 (the “Agreement”), among Sgenia Soluciones, S.L. (“Soluciones”), ZENON Biosystem, S.L.  (“Subco”) and Zenosense, Inc., formerly Braeden Valley Mines, Inc. (the “Company”), is hereby being amended to include as an additional party, Sgenia Industrial, S.L. (“Sgenia”), the parent corporation of its subsidiaries, Soluciones and Subco, and formed under the laws of the Kingdom of Spain, and to acknowledge that the operative date of the Agreement shall be the date of this Amendment; provided however, all the parties hereto acknowledge that the funding obligations of the initial payment by the Company have been fully met.

The parties to this Amendment hereby restated the revised “Whereas Clauses” of the Agreement in substitution thereof, as follows:

Whereas, Sgenia, together with Soluciones, has developed certain technology and they own directly and indirectly certain intellectual property relating to sensory monitoring of defined environments, referred to as the “Sensory Technology” herein; and

Whereas, Sgenia has established a subsidiary, Subco, and caused Soluciones to license Subco under Spanish law all the intellectual property necessary to use the Sensory Technology to develop a Methicillin-Resistant Staphylococcus Aureus / Staphylococcus Aureus (“MRSA/SA”) detection device and other devices to detect Hospital Acquired Infections (“HAIs”); and

Whereas, Subco and Soluciones and the parent company, Sgenia, together for their respective benefits, seek an arrangement with the Company for the provision of development capital for the MRSA/SA and other HAI detection devices to be developed by Subco in exchange for a worldwide, exclusive license to manufacture, market and sell the resulting product as provided herein, subject to certain limitations and a royalty arrangements on a revenue sharing basis; and

Whereas, the Company seeks the license arrangement embodied in this Agreement for the MRSA/SA detection device in exchange for its funding Subco development activities;

Whereas, the Company is also being granted the right of first negotiation for additional future products related to MRSA/SA, other HAI products, and the same right for all other products based on the Sensory Technology; and

Whereas, Sgenia, Soluciones and Subco on the one hand and the Company on the other hand will work together on various aspects of the development, manufacture and marketing of the resulting product or products, as embodied in this Agreement.

The parties hereby agree that for the consideration provided and to be provided and the obligations of the parties under the terms of the Agreement, that the following provisions of the Agreement are hereby amended:

1.           Definitions.                      Certain of the definitions, as indicated below, set forth in Section 1, entitled Definitions, are amended, as follows, and to the extent stated below are in substitution for the definitions set forth in the Agreement.

 (c)            “Designee” shall mean a corporation or other entity that is employed by, under contract to, or in partnership with Sgenia, Soluciones, Subco or the Company, and any Sublicensee or an Affiliate of the foregoing.

(d)           Effective Date” shall be the date on which this Amendment to the Agreement is executed by Sgenia, Soluciones, Subco and Company.

(g)           “Materials” shall mean the tangible physical material developed by Sgenia, Soluciones, Subco and Company and any Designees, Sublicensees, and Affiliates of the foregoing, relating to the Products and substantially constructed from the components listed in Exhibit A hereto, and any progeny or derivatives thereof.  “Sgenia-generated Materials” shall mean the tangible physical material developed by Sgenia, Soluciones and/or Subco relating to the Sgenia Patents and substantially constructed from the components listed in Exhibit A hereto, and any progeny and derivatives thereof.

(h)           “Net Sales” shall mean the greater of the gross invoice or contract price to Third Party customers for the Product, its installation and the related training whether at the time of installation or subsequent thereto, less:  (i) direct manufacturing costs of Product and of the provision of installation and training expense, each as determined by United States Generally Applied Accounting Practices, (ii) the cost to Company of the Chips as provided by Sgenia and/or Subco or their Affiliates, to the extent not included in the direct manufacturing costs of Product, (iii) normal and customary quantity and/or cash discounts and allowances actually given and shown on the invoice; (iv) commissions paid to Third Parties, including distributors, freight, postage, shipping, and insurance expenses separately identified in such invoice; (v) credits or refunds actually allowed for bona fide returns (net of all returns actually made or allowed as supported by credit memorandum actually issued to the customers) of Products; and (vi) sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against or measured by the income derived from such sale), plus Upfront, Milestone and Lump Sum Payments.   Any discounts and allowances based on overall purchases by the customer or its Affiliate may be applied to reduce Net Sales only to the extent of the pro rata amount of such discounts or rebates attributable to the Products included in such overall purchases. Any of the deductions listed above which involves a payment by Sgenia or Company and Designees, Sublicensee, or Affiliates of the foregoing shall be taken as a deduction against aggregate sales for the calendar quarter in which the expense is accrued by Sgenia or Company and Designees, Sublicensee, or Affiliates of the foregoing.

For the clarification of the calculation of Net Sales, if a Product is sold in combination with one or more other products or services, the services relating to installation and training at any time is included therein, but warranty and other revenue sources of any other products and services will not be included in the gross invoice or contract price of the Products for purposes of Net Sales, pursuant to the understanding that the Sgengia and Company  and Designees, Sublicensees and Affiliates have the right to generate other forms of income premised on the Product.

(i)           “Sgenia Patent” or “Sgenia Patents” shall mean the patents and patent applications listed in Exhibit B hereto; any application owned in whole or in part or filed by Sgenia, Soluciones and/or Subco and their Affiliates; any continuation applications, divisional applications, or continuation in part applications that claim priority to the patents and/or applications listed in Exhibit B; any patents that issue from any of the foregoing; and any reissues, re-examinations, renewals, substitutions, and extensions of any of the foregoing.

(m)            “Sgenia Entity” means Sgenia, Soluciones, Subco and or any entity directly or indirectly controlling, controlled by or under common control with Sgenia from time to time. Additionally, the term Sgenia, as used in the Agreement, shall include both Sgenia and Soluciones, unless the context of the Agreement is clear that the term Sgenia should only refer to either Sgenia, as the parent corporation, or Soluciones, as the subsidiary corporation, in which case the term will only refer to one or the other of such Sgenia Entities.

(q)            “Sublicensee” shall mean any corporation or other business entity to whom Sgenia, Soluciones, Subco or Company has granted a sublicense to any of the rights transferred in this Agreement, including permitted sublicensees of such corporations or other business entities.

(r)           “Technical Information” shall mean any know-how, information (technical, process, clinical or other), knowledge, research, trade secrets, techniques, designs, data, Sgenia Software,  Software Documentation,  specifications, practices, procedures, assays, formulae, processes, systems, improvements, methods, skill, test and other data including chemical, pharmacological, toxicological and clinical test and other data, analytical and quality control data, and laboratory notes that:

                                (i) relate to Sgenia, Soluciones, Subco or Materials; and;

                                (ii) is owned by a Sgenia Entity with the right to grant an exclusive or nonexclusive sublicense to Subco and/or the Company; and

                                (iii) (1) was conceived, reduced to practice, or developed, in whole or in part, in the laboratories/offices of a Sgenia Entity before the Effective Date, and/or (2) is conceived, reduced to practice, or developed, in whole or in part, in the laboratories/offices of a Sgenia Entity after the Effective Date (“Future Technical Information”), but only to the extent before it is disclosed to an employee or consultant of Company or Sublicensee, Designee or Affiliates of the foregoing and relates to the Product.

(t)           “Third Party” shall mean any entity other than Sgenia, Soluciones, Subco and Company, and the Sublicensees, Designees, or Affiliates of the foregoing.

2.           License Grant and Other Intellectual Property Rights.  For purposes of interpretation of the Agreement and for an abundance of clarity, the grant of the licenses thereunder with respect to the intellectual property being licensed to and transferred to Company, the term Sgenia as defined above in this Amendment is intended to include Soluciones, and their Affiliates as relevant, including but not limited to Subco, so that Company obtains the full benefit of its bargain to obtain all the necessary intellectual property rights sufficient to commercialize the Product as provided in the Agreement, whether from Sgenia, Soluciones or Subco and any of their Affiliates.  It is agreed by the parties hereto that in any dispute the licensors should be broadly interpreted to include any and all of the Sgenia Entities as is or may be necessary to provide the Company with the intended rights under the Agreement and this Amendment.

3.           Consents by Sgenia and/or Soluciones.  Although the term “Sgenia” is defined to include both Sgenia and Soluciones by this Amendment, in those provisions of the Agreement where the consent or approval or similar action of Sgenia is required, it will be sufficient that only one of Sgenia or Soluciones provide the consent, and the Company may rely on any communication from either Sgenia or Soluciones, singly and not jointly, in respect of any such consent, approval or similar action to be provided by Sgenia.

4.           Joinder of Parties.                                Sgenia, is hereby added as a party to the Agreement, entitled to enjoy the benefits and privileges thereof and suffer the obligations thereof in all respects, without any limitions, to the same degree as Soluciones as set forth in the Agreement before amendment, and as a full party thereto Sgenia makes to the Company all the representations made by Soluciones as if made by Sgenia and is and will be bound by the terms of the Agreement that apply to Soluciones to the same degree as applicable to Soluciones, subject to the exception that if some obligation clearly can only be that of Sgenia or Soluciones, each as a separate corporation, then Sgenia or Soluciones will not be obligated to be bound by such term.

5.           Notices.  Notices to Soluciones and Sgenia will be sent to the address of Sgenia set forth in the Agreement, in the same manner as set forth therein with respect to notices to Sgenia.

6.           Entire Agreement.  The Agreement, as specified in Section 22 of the Agreement, shall include this Amendment.

7.           Execution in Counterparts. This Amendment may be executed in counterparts, all of which together shall be deemed one original Amendment.  This Amendment may be transmitted to the other parties hereto by pdf. or other electronic form.

8.           Affirmation of Agreement.  Unless specifically amended or interpreted by this Amendment, the original Agreement is hereby confirmed in all respects, and the parties thereto and hereto agree to be bound by such terms as hereby amended and interpreted.

Sgenia  Industrial, S.L.

By:           /s/ Jesús Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

Sgenia  Soluciones, S.L.

By:            /s/ Jesús Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

ZENON Biosystem, S.L.

By:            /s/ Jesús Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

Zenosense, Inc.

By:           /s/B. Alejandro Vasquez
Name: B. Alejandro Vasquez
Title: President